EXHIBIT 4.1

OPPENHEIMER HOLDINGS INC.

SELECT INCENTIVE PLAN

Section 1.

Establishment of Plan.  Oppenheimer Holdings Inc. (the "Company") hereby establishes this Oppenheimer Select Incentive Plan (the "Plan"), effective as of July 28, 2006 (the “Effective Date”).

Section 2.

Purpose of Plan.  The purpose of the Plan is to provide incentive and reward to a limited group of key executive, managerial and sales employees of the Company and its subsidiaries and directors of the Company whose contributions, services and decisions have a long term impact on the operations of the Company and its subsidiaries by providing them with an opportunity to invest indirectly in certain debentures which are exchangeable for shares of the Company’s Class A non-voting shares (“Class A Shares”).

Section 3.

Administration.  The Compensation and Stock Option Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) shall administer the Plan. The Committee may delegate day-to-day administration of the Plan to employees of the Company or a third party administrator. The Committee shall have full power and authority, subject to the provisions of the Plan, to designate those employees of the Company and its subsidiaries who shall be provided with the opportunity to participate in the Plan (“Participants”), to determine the terms of their participation, to determine the terms and conditions of the participation agreements (“Participation Agreements”) utilized to effect the purchase of units under the Plan (“Units”), to interpret the provisions of the Plan, to supervise the administration of the Plan, to promulgate rules and regulations, and to take all actions in connection with or relating to the Plan as it deems to be necessary.  All decisions and designations of the Committee under the Plan shall be final.

Section 4.

Eligibility.  Key executive, managerial and sales employees of the Company and its subsidiaries, including officers, who are as of the Effective Date responsible for the management, growth and protection of the business of the Company and its subsidiaries shall be eligible to become Participants, as shall be selected from time to time by the Committee, in its sole discretion.  Only persons who are employees of the Company and its subsidiaries on the July 28, 2006 Effective Date are eligible to become Participants in the Plan.  Directors of the Company as of the Effective Date shall automatically be Participants in the Plan and shall not be subject to the selection or approval process set forth in this Section 4 applicable to executive and management employees.

Section 5.

The Debentures.  The debentures subject to the Plan (the “Debentures”) shall be variable rate exchangeable debentures, due 2013, of the Company’s subsidiary, E.A. Viner International Co., dated January 6, 2003, and having an aggregate face value of not more than $35,000,000.00.  The Debentures shall accrue interest at the rate of four percent (4%) per annum through December 31, 2006 and five percent (5%) per annum for the period commencing on January 1, 2007 and ending on the Maturity Date.  Interest on the Debentures shall be paid by the Plan to Participants semi-annually.  The Debentures shall mature on January 2, 2013 (the “Maturity Date”).  The Debentures shall be in substantially the form attached hereto as Exhibit A.  The Debentures shall at all times until their repayment or exchange into Class A Shares be held in trust by an institutional trustee selected by the Company from time to time for purposes of the Plan (the “Trustee”); provided however that the Company may act as custodian of the Debentures and recordkeeper with respect to Participants and Units in the Plan.

Section 6.

Units.

6.1.

In General.  Units of participation (“Units”) shall be maintained under the Plan to account for the interests of Participants in the Plan.  Each Unit shall correspond to that number of Debentures having an aggregate face value of $5,000.00.

6.2.

Purchase of Units.  In addition to the automatic participation of directors of the Company, the Committee shall from time to time determine which employees of the Company and its subsidiaries shall be offered the opportunity to purchase one or more Units under the Plan.  The purchase price for any Unit under the Plan shall be equal to the fair market value of the number of Debentures applicable to the Unit on its purchase date, or $5,000 per Unit.  The minimum number of Units a Participant may purchase shall be five (5) Units; provided, however, the Committee in its discretion may allow for a lower minimum number.  The Committee shall establish a bookkeeping account for each Participant in the Plan and shall record the number of Units purchased by each Participant and the date of purchase.  Each purchase of one or more Units by a Participant under the Plan shall be evidenced by a Participation Agreement entered into by the Participant.

6.3.

Vesting.  A Participant’s right to any Unit purchased thereby under the Plan shall vest on January 2, 2013, the maturity date of the Debentures (the “Maturity Date”).  Prior to the Maturity Date, should a Participant (a) have his or her employment with the Company or any of its subsidiaries terminated for “cause” as determined by the Committee in its sole discretion, after consultation with management of the Company, or (b) terminate his or her employment with the Company or one of its subsidiaries for any reason and subsequently become employed by or provide services for a competitor of the Company (or cease to be a Board member and subsequently become a director of a competitor of the Company), as determined by the Committee in its sole discretion, after consultation with management of the Company, in any such case the Participant shall thereupon forfeit all of his or her Units and shall receive a cash payment from the Plan equal to the amount of the purchase price he or she paid plus accrued interest for such forfeited Units hereunder.  In the event of a Participant’s termination of employment or separation from the Company or the Board for any other reason, including death, disability (i.e., satisfaction of the “disability” standard applicable to the Company (or subsidiary) sponsored long-term disability coverage then in effect for the Participant) or retirement or departure from the Company’s business, the Participant shall not forfeit his or her Units and shall be entitled to either remain as a Participant in the Plan or sell such Units to the Company for $5,000 per Unit, the cash purchase price equal to the price he or she paid for such Units pursuant to the Plan.

6.4.

Valuation.  All valuation determinations under the Plan shall be made in good faith by the Committee, in its sole discretion.

Section 7.

Repayment or Exchange Rights to Class A Shares.  Each Participant (or beneficiary) under the Plan prior to the Maturity Date shall elect whether (a) to receive a cash payment from the Company equal to the amount of the purchase price he or she paid for the Unit(s) plus accrued interest due on the Maturity Date, or (b) to exercise the exchange rights under the applicable Debenture(s).  In the event the Participant elects to exchange the Debentures, upon the Trustee’s receipt of such election, the Company shall issue to the Participant, pursuant to the terms of the Debentures, the equivalent number of Class A Shares.  Except as otherwise set forth herein, no Participant have the right to payment from the Company prior to the Maturity Date unless the Participant requests the return of the purchase price he or she paid on the basis of an unforeseeable emergency and the Committee, in its sole discretion, approves such request.

For purposes of the Plan, an “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Any amounts to be so repaid early may not exceed the amounts necessary to satisfy such emergency after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

Section 8.

Change of Control.  Notwithstanding anything to the contrary contained in the Plan, each Participant on the date prior to the date on which a Change of Control occurs (“Change of Control Date”), shall have the opportunity on the day immediately preceding the date of the occurrence of such Change of Control to elect to exchange his or her Units for Class A Shares at the Exchange Price as such term is defined in the Debentures.

For purposes of the Plan, “Change of Control” shall mean (x) a change in the ownership of the Company, (y) a change in the effective control of the Company, or (z) a change in the ownership of a substantial portion of the assets of the Company.  For purposes hereof:

(i) a “change in the ownership of the Company” shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of shares of the Company that, together with shares held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the shares of the Company; provided, however, that if any one person or more than one person acting as a group, shall be considered to own more than fifty percent (50%) of the total fair market value or total voting power of the shares of the Company, the acquisition of additional shares by the same person or persons shall not be considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company for purposes of clause (ii) of this Section).  However, notwithstanding the foregoing, an increase in the percentage of shares of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its shares in exchange for property, shall be treated as an acquisition of shares of the Company for purposes hereof;

(ii) a “change in the effective control of the Company” shall occur on the date on which either: (A) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of shares of the Company possessing fifty percent (50%) or more of the total voting power of the shares of the Company; or (B) a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election; and

(iii) a “change in the ownership of a substantial portion of the Company’s assets” shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or greater than eighty percent (80%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided however, that an acquisition of the assets comprising the Company’s clearing operations shall not constitute a “change in the ownership of a substantial portion of the Company’s assets.”  For purposes of this clause (iii), “gross fair market value” shall mean the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Notwithstanding the foregoing, a transfer of assets by the Company shall not be treated as a change of ownership of such assets if the assets are transferred to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its shares, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding shares of the Company, or (D) an entity, as least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C) of this paragraph (iii).

Section 9.

Reallocation of Forfeited Units.  Units that have been forfeited per the terms of the Plan shall be offered to the then remaining Participants on a pro rata basis by the Committee from time to time depending on the volume of redemptions or utilizing such other method as the Committee shall determine in its discretion.

Section 10.

Adjustments.  In the event of any change in the outstanding Class A Shares as set forth in Section 5(h) of the Debentures, then the Committee shall adjust the Exchange Price of the Units then held by Participants in accordance with the Section 5(h) of the Debentures, which adjustments shall be conclusive and binding for all purposes of the Plan.

Section 11.

Beneficiaries.  Designation of beneficiaries to receive any Class A Shares issuable under the Plan subsequent to the death of a Participant shall be made in writing and filed with the Company in such form and manner as the Company may from time to time prescribe.  Beneficiary designations may be changed by a Participant in the same manner at any time prior to death, and may thereafter be designated or changed by a surviving beneficiary eligible to receive any payment unless a successor beneficiary to such surviving beneficiary has been designated by the Participant or prior beneficiary.  If a Participant or beneficiary eligible to receive Class A Shares under the Plan dies without a surviving beneficiary having been designated, or with his or her estate or a trust designated as beneficiary, such Participant’s or beneficiary’s Class A Shares shall be distributed to the legal representative of his or her estate, or to the trustees of any such trust, as soon as practicable after the applicable Class A Shares are received by the Trustee.

Section 12.

Amendment and Termination of Plan.  The Board, in its sole discretion and at any time, may terminate the Plan or adopt such written amendments or modifications of the Plan as it may deem advisable; provided, however, that notwithstanding the foregoing, the Plan shall terminate on the earlier of (i) a Change of Control, or (ii) January 2, 2013, and provided, further, that no such termination, amendment or modification shall deprive any Participant of any right or benefit to which he or she has previously become entitled under the Plan, without such Participant’s written consent.

Section 13.

No Employment or Director Rights Created.  Nothing herein is intended or shall be interpreted to give any Participant in the Plan the right to be employed, reemployed or continue to be employed by the Company or any of its subsidiaries or to serve or continue to serve as a director of the Company.

Section 14.

Non-Alienation of Benefits.  Except as set forth in this Section 14 and in Section 11, no right or benefit under the Plan shall be subject to anticipation, transfer, sale, assignment, pledge, encumbrance, charge, levy, attachment or execution of a judgment of any kind.  Notwithstanding the preceding, the Committee in its sole discretion may allow a Participant to transfer one or more Units obtained under the Plan as an inter vivos gift to a trust in which the Participant is the sole trustee and where the Participant can only be removed as trustee by reason of death or mental incompetence or to a partnership or limited liability company in which the Participant is the sole general partner or managing member, as the case may be, and where the Participant can only be removed as the sole general partner or managing member by reason of death or mental incompetence.  No right or benefit under the Plan shall in any manner be liable for or subject to the debts, contract liabilities or torts of any employee or director participating in the Plan.

Section 15.

Applicable State Law.  All questions pertaining to the Plan shall be determined under the laws of the State of Delaware.  Each Participant irrevocably submits to the jurisdiction of any state or federal court sitting in the Borough of Manhattan, City of New York, for the purposes of any suit, action or other proceeding arising out of or relating to his or her participation in the Plan and waives and agrees not to assert in any such proceeding arising out of or relating to his or her participation in the Plan and waives and agrees not to assert in any such proceeding a claim that he or she is not personally subject to the jurisdiction of the court referred to above, that the suit or action was brought in an inconvenient forum or that the venue of the suit or action is improper.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS

COVERING SECURITIES THAT HAVE BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933.

Exhibit A

FORM OF DEBENTURE

THIS EXCHANGEABLE DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED AND OTHERWISE SUBJECT TO THE RESTRICTIONS CONTAINED HEREIN.

E. A. VINER INTERNATIONAL CO.

AMENDED AND RESTATED

VARIABLE RATE EXCHANGEABLE DEBENTURE DUE 2013

$[35,000,000]1

July [__], 2006

E. A. Viner International Co., a Delaware corporation (the "Company," which term includes any successor corporation or other business entity), for value received, hereby promises to pay to Oppenheimer Holdings Inc. Select Incentive Plan (including its permitted designees or assignees, "Holder"), the principal sum of [THIRTY-FIVE MILLION DOLLARS ($35,000,000)] on January 2, 2013 (the "Maturity Date"), together with interest on the unpaid balance of the principal amount of this Amended and Restated Variable Rate Exchangeable Debenture (the "Exchangeable Debenture") at a variable rate calculated in accordance with the formula set forth in Section 1 below, interest to be payable in the manner and at times provided herein.  Certain defined terms are set forth in Section 4 hereof and elsewhere herein.  This amended and restated Exchangeable Debenture hereby amends and restates in its entirety that certain Variable Rate Exchangeable Debenture due 2013 from the Company to Canadian Imperial Bank of Commerce, dated as of January 6, 2003 (the "Issue Date").

Interest.  The interest rate for the period (i) commencing on the day immediately following the one year anniversary of the Issue Date and ending on the four year anniversary of the Issue Date, shall be 4% per annum and (ii) commencing on the day immediately following the four year anniversary of the Issue Date until the Maturity Date, shall be 5% per annum.  Accrued but unpaid interest on this Exchangeable Debenture will be payable on the last Business Day of June 2003 and on the last Business Day of each December and June thereafter (each an "Interest Payment Date").  Interest on this Exchangeable Debenture will accrue from the date hereof.  Interest will be computed on the basis of a 360-day year for the actual days elapsed.  In the event that the Company fails to timely pay interest on an Interest Payment Date or otherwise during the occurrence and continuance of an Event of Default, such unpaid interest shall compound semi-annually until paid by the Company at a rate equal to 2% above the then applicable interest rate.  Nothing herein shall preclude the Company from withholding any tax amounts imposed on or with respect to Holder from any payments made hereunder, which tax amounts are required to be withheld by any law or regulation.

Repayment.  Unless earlier exchanged, the outstanding principal of this Exchangeable Debenture, together with accrued but unpaid interest thereon, shall be immediately due and payable and shall be repaid in whole on the Maturity Date.

Method of Cash Payment.

The Company will make cash payments of principal and interest in currency of the United States that at the time of payment is legal tender for payment of public and private debts.  Cash payments shall be made to Holder by wire transfer of immediately available funds to an account designated in writing by Holder and provided to the Company at least ten (10) Business Days before any Payment Date.

Certain Defined Terms.

The following terms shall have the following meanings:

"Affiliate" means, with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

"Average Market Value" means, with respect to Class A Shares, the average of the last reported sale price for the Class A Shares on the NYSE for the 20 consecutive Business Days ending five Business Days prior to the Maturity Date.

"Bankruptcy Law" means, with respect to the Company, Title 11, United States Bankruptcy Code, or with respect to Parent, the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada), and in each case any similar law relating to reorganization or for the appointment of a receiver, liquidator or trustee in respect of all or a material portion of the Company's or Parent's property or an assignment for the benefit of creditors, or any similar law for the relief of debtors.

"Board of Directors" means the Board of Directors of the Company or Parent, as the case may be, or any committee thereof duly authorized to act on behalf of such Board.

"Business Day" means any day other than a Saturday, Sunday or other day on which the NYSE is not open for trading.

“Change of Control” has the meaning set forth in Section 7 hereof.

“Change of Control Date” has the meaning set forth in Section 7 hereof.

"Class A Shares" means the Class A non-voting shares of Parent and any capital stock or other securities that are issued in respect of, in exchange for, or in substitution of, any Class A Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Class A Shares or any other change in the capital structure of the Company.

"Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

"GAAP" means generally accepted accounting principles in the United States.

"Exchange Date" has the meaning set forth in Section 5(d) hereof.

"Exchange Effective Date" has the meaning set forth in Section 5(c) hereof.

"Exchange Price" has the meaning set forth in Section 5(h) hereof.

"Exchangeable Debenture " means this Amended and Restated Variable Rate Exchangeable Debenture Due 2013 originally issued by the Company on January 6, 2003 in the initial principal amount of $69,980,828 and any Exchangeable Debenture issued in replacement thereof, as such Exchangeable Debenture may be amended from time to time.

"Governmental Entity" means any national, federal, state, provincial, municipal, local, territorial, foreign or other governmental entity or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keepwell, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (2) entered into for the purpose of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.  The term "Guarantee" used as a verb has a corresponding meaning.

"Interest Payment Date" has the meaning set forth in Section 1 hereof.

"Issue Date" has the meaning set forth in Section 1 hereof.

"NYSE" The New York Stock Exchange, Inc.

"Parent" means Oppenheimer Holdings Inc., a Canadian corporation and its successors.

"Payment Date" means any Interest Payment Date or Maturity Date, provided that if any Payment Date is not a Business Day, such Payment Date shall, for all purposes hereunder, be deemed to be the next succeeding Business Day.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Responsible Officer" means any senior financial officer and any other officer of the Company with responsibility for the administration of this Exchangeable Debenture.

"Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

"Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.

"TSX" means The Toronto Stock Exchange.

Exchange.

  Conditions and Number of Class A Shares.  Except as set forth in Section 7, at any one time after December 1, 2012 and prior to the close of business five Business Days prior to the Maturity Date, the Holder may, at the Holder's option, exchange the principal amount of this Exchangeable Debenture (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof) for Class A Shares at the Exchange Price then in effect.  The number of Class A Shares issuable upon exchange of the Exchangeable Debenture shall be determined by dividing the principal amount of the Exchangeable Debenture or portion thereof, including any accrued but unpaid interest thereon, surrendered for exchange by the Exchange Price in effect on the Exchange Date.  The initial Exchange Price is $23.20 per Class A Share subject to adjustment as provided in this Section 5.

  [intentionally omitted]

  Waiting Period.  The Holder is not entitled to any rights of a holder of Class A Shares until the Change in Control Date or the Maturity Date (the "Exchange Effective Date"), and only to the extent the Exchangeable Debenture has been deemed to have been exchanged for Class A Shares pursuant hereto.  The person in whose name the Class A Share certificate is registered following exchange shall be deemed to be a stockholder of record on the Exchange Effective Date.

  Exchange Procedure.  To exchange the Exchangeable Debenture, the Holder must (i) complete and manually sign the exchange notice on the back of this Exchangeable Debenture and deliver such notice to the Company, with a copy to Parent, and (ii) surrender the Exchangeable Debenture to the Company.  The date on which the Holder satisfies all those requirements is the "Exchange Date."  As soon as practicable after the Exchange Effective Date, Parent shall deliver to the Holder, either directly or through the Company, a certificate for the number of whole Class A Shares issuable upon the exchange and cash in lieu of any fractional shares.  Any cash paid in lieu of fractional shares shall be based upon the Closing Price of the Class A Shares on the Business Day immediately prior to the Exchange Date.   If this Debenture is exchanged in part only, the Company shall execute and deliver to the Holder, a new Exchangeable Debenture equal in principal amount to the unconverted portion of the Exchangeable Debenture surrendered, if appropriate.

  Taxes on Exchange.  If the Holder exchanges this Exchangeable Debenture, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A Shares upon such exchange.  However, at the option of the Company, the Holder shall pay any such tax which is due because the Holder requests the shares to be issued in a name other than the Holder's name.  Nothing herein shall preclude any tax withholding imposed on or with respect to Holder required by law or regulation.

  Parent To Provide Stock.  Parent shall, prior to issuance of any Class A Shares hereunder, and from time to time as may be necessary, reserve, out of its authorized but unissued Class A Shares, a sufficient number of Class A Shares to permit the exchange of the Exchangeable Debenture into Class A Shares.  All Class A Shares delivered upon exchange of the Exchangeable Debenture shall be newly issued shares, shall be duly authorized, validly issued, fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim.

 Compliance With Securities Laws; Listing.  Parent will endeavor promptly to comply with all applicable federal, state and provincial securities laws regulating the offer and delivery of Class A Shares upon exchange of Exchangeable Debenture, if any, and will list or cause to have quoted such Class A Shares on each national securities exchange, the TSX or on The Nasdaq National Market or other over-the-counter market or such other market on which the Class A Shares are then listed or quoted; provided, however, that if rules of such automated quotation system or exchange permit the Company to defer the listing of such Class A Shares until the first exchange of the Exchangeable Debenture into Class A Shares in accordance with the provisions hereof, Parent covenants to list such Class A Shares issuable upon exchange of the Exchangeable Debenture in accordance with the requirements of such automated quotation system or exchange on or prior to the first Exchange Effective Date.

  Adjustment of Exchange Price.  The initial exchange price as stated in Section 5(a) hereof shall be adjusted from time to time (as so adjusted, the "Exchange Price") as follows:

  In case Parent shall (1) pay a dividend on its Class A Shares in Class A Shares, (2) make a distribution on its Class A Shares in Class A Shares, (3) subdivide its outstanding Class A Shares into a greater number of shares, or (4) combine its outstanding Class A Shares into a smaller number of shares, the Exchange Price in effect immediately prior thereto shall be adjusted so that the Holder upon exchange of the Exchangeable Debenture shall thereafter be entitled to receive that number of Class A Shares which it would have owned had the Exchangeable Debenture been exchanged immediately prior to the happening of such event.  An adjustment made pursuant to this subsection (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision or combination.

  If any event occurs as to which the foregoing provisions of this Section 5(h) are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Company, fairly and adequately protect the rights of the Holder in accordance with the essential intent and principles of such provisions, then the Company shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Company, to protect such rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Exchange Price or decreasing the number of Class A Shares issuable upon exchange of this Exchangeable Debenture.

  Adjustment for Tax Purposes.

Parent shall be entitled to make such reductions in the Exchange Price, in addition to those required by this Section 5(h), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distributions of rights to purchase stock or Exchangeable Debenture or distributions of Exchangeable Debenture convertible into or exchangeable for stock hereafter made by Parent to its stockholders shall not be taxable.

  Notice of Adjustment.  Whenever the Exchange Price or exchange privilege is adjusted, Parent or Company shall promptly mail to the Holder a notice of the adjustment.

  Notice of Certain Transactions.

In the event that:

  Parent or the Company consolidates or merges with or into, or transfers all or substantially all of its property and assets to, another corporation or another corporation merges into Parent or the Company and;

  a record date has been established by Parent for any distributions to holders of Class A Shares, other than a distribution comprised solely of ordinary dividends; or

  there is a dissolution or liquidation of Parent or the Company,

Parent shall mail to Holders a notice stating the proposed record or effective date, as the case may be.  Parent shall mail the notice at least twenty days in advance of the applicable record date for such action.  Failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (1), (2), or (3) of this Section 5(h)(v).

Representations and Warranties of the Company.

The Company represents and warrants to the Holder as follows:

  Organization; Authority.  The Company is a corporation duly organized and validly subsisting under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Exchangeable Debenture and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Exchangeable Debenture and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  This Exchangeable Debenture has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  No Violation; Consents and Approvals.  The execution and delivery of this Exchangeable Debenture  do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, (i) any provision of the articles or by-laws of the Company, (ii) any judgment, order or decree, or material statute, law, ordinance, rule or regulation applicable to the Company or the property or assets of the Company or (iii) any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Company is a party or by which the Company may be bound or affected or to which any of its respective assets may be subject.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required to be obtained or made by or with respect to the Company in connection with the execution and delivery of this Exchangeable Debenture or the consummation by the Company of the transactions contemplated hereby.

  Capitalization. As of the date of this Exchangeable Debenture, Parent's authorized capital stock consists of (i) an unlimited number of authorized Class A Non-Voting Shares of which [12,600,097] shares are issued and outstanding, (ii) 99,680 authorized Class B Voting Shares of which 99,680 shares are issued and outstanding and (iii) an unlimited number of First Preference Shares issuable in series, of which no shares are issued or outstanding.  All such issued and outstanding shares are duly authorized and validly issued, fully paid and nonassessable.  The Class A Shares initially issuable upon exchange of this Exchangeable Debenture and pursuant to Section 5(b) represent in aggregate [____]% of the total issued and outstanding Class A and Class B Shares as of the date hereof.

Effect of Change in Control.

The Holder, on the date prior to the date on which a Change of Control occurs (“Change of Control Date”), shall have the opportunity on the day immediately preceding the date of the occurrence of such Change of Control to elect to exchange this Exchangeable Debenture for Class A Shares at the Exchange Price then in effect in accordance with the provisions of Section 5.

For purposes hereof, “Change of Control” shall mean (x) a change in the ownership of the Parent, (y) a change in the effective control of the Parent, or (z) a change in the ownership of a substantial portion of the assets of the Parent (and its Subsidiaries taken as a whole).  For purposes hereof:

(i) a “change in the ownership of the Parent” shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of shares of the Parent that, together with shares held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the shares of the Parent; provided, however, that if any one person or more than one person acting as a group, shall be considered to own more than fifty percent (50%) of the total fair market value or total voting power of the shares of the Parent, the acquisition of additional shares by the same person or persons shall not be considered to cause a change in the ownership of the Parent (or to cause a change in the effective control of the Parent for purposes of clause (ii) of this Section).  However, notwithstanding the foregoing, an increase in the percentage of shares of the Parent owned by any one person, or persons acting as a group, as a result of a transaction in which the Parent acquires its shares in exchange for property, shall be treated as an acquisition of shares of the Parent for purposes hereof;

(ii) a “change in the effective control of the Parent” shall occur on the date on which either: (A) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of shares of the Parent possessing fifty percent (50%) or more of the total voting power of the shares of the Parent; or (B) a majority of the members of the Parent’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent’s Board of Directors prior to the date of the appointment or election; and

(iii) a “change in the ownership of a substantial portion of the Parent’s assets” shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent that have a total gross fair market value equal to or greater than eighty percent (80%) of the total gross fair market value of all of the assets of the Parent (and its Subsidiaries taken as a whole) immediately prior to such acquisition or acquisitions; provided however, that an acquisition of the assets comprising the Parent’s clearing operations shall not constitute a “change in the ownership of a substantial portion of the Parent’s assets.”  For purposes of this clause (iii), “gross fair market value” shall mean the value of the assets of the Parent, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Notwithstanding the foregoing, a transfer of assets by the Parent shall not be treated as a change of ownership of such assets if the assets are transferred to (A) a shareholder of the Parent (immediately before the asset transfer) in exchange for or with respect to its shares, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Parent, (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding shares of the Parent, or (D) an entity, as least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C) of this paragraph (iii).

Events of Default.

An "Event of Default" occurs if:

the Company defaults in any payment of interest on this Exchangeable Debenture when the same becomes due and payable, and such default continues for a period of 3 Business Days;

the Company defaults in the payment of a principal payment when the same becomes due and payable;

the Company fails to comply with any of its agreements under this Exchangeable Debenture  (other than those referred to in clauses (1) and (2) above) and such failure continues for 30 days;

A default occurs under any mortgage, indenture or agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or payment of which is Guaranteed by the Company or any of its Significant Subsidiaries), whether such indebtedness for money borrowed or Guarantee now exists, or is created after the date hereof (which default, (i) constitutes a failure to pay at final maturity (after giving effect to any applicable grace periods and any extensions thereof) the principal amount of such indebtedness for money borrowed or (ii) shall have resulted in such indebtedness for money borrowed being accelerated or otherwise become or being declared due and payable prior to its stated maturity), and the principal amount of all such indebtedness for money borrowed as to which a default described in this clause (4) has occurred aggregates $10,000,000 or more;

A final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay;

the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

commences a voluntary case;

consents to the entry of an order for relief against it in an involuntary case;

consents to the appointment of a Custodian of it or for any substantial part of its property; or

makes a general assignment for the benefit of its creditors; or

a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

is for relief against the Company or any Significant Subsidiary in an involuntary case;

appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

orders the winding up or liquidation of the Company or any Significant Subsidiary; or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Acceleration.  If an Event of Default (other than an Event of Default specified in clauses (a)(6) or (a)(7) of Section 8) occurs and is continuing, the Holder by written notice to the Company (an "Acceleration Notice"), may declare the unpaid principal of and accrued interest on this Exchangeable Debenture to be immediately due and payable.  Upon such a declaration, the unpaid principal of and accrued interest on this Exchangeable Debenture shall be due and payable immediately without presentment, demand or notice of any kind, which are hereby expressly waived by the Company. If an Event of Default specified in clauses (a)(6) or (a) (7) of Section 8 occurs, all principal of and interest on the Exchangeable Debenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder.  The Holder by written notice to the Company may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of principal of or interest on this Exchangeable Debenture which has become due solely because of the acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Remedies Cumulative.  A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All remedies are cumulative to the extent permitted by law.

Covenants.

Corporate Existence, Etc.  The Company will at all times preserve and keep in full force and effect its corporate existence and that of its Significant Subsidiaries and all rights and franchises of the Company and its Significant Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

Payment of Taxes.  The Company will file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that the Company need not pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by the Company on a timely basis in good faith and in appropriate proceedings, and the Company has established adequate reserves therefor in accordance with GAAP on the books of the Company or (ii) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

Maintenance of Properties.  The Company and its Significant Subsidiaries will maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9(c) shall not prevent the Company from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

Insurance.  The Company and its Significant Subsidiaries will maintain, with financially sound and reputable insurers, insurance with respect their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Compliance with Law.  The Company and its Significant Subsidiaries will comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of its business, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

Company Financial Statements.  The Parent shall deliver to the Holder:

Quarterly Statements -- within 45 days after the end of each quarterly fiscal period in each fiscal year of the Parent (other than the last quarterly fiscal period of each such fiscal year), copies of,

  a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such quarter, and consolidated statements of income, changes in shareholders' equity and cash flows of the Parent and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a senior financial officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

Annual Statements -- within 90 days after the end of each fiscal year of the Parent, copies of,

  an audited consolidated balance sheet of the Parent and its Subsidiaries, as at the end of such year, and an audited consolidated statements of income, changes in shareholders' equity and cash flows of the Parent and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP.

Notice of Default or Event of Default.  Promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto.

Further Instruments and Acts.  Upon request of a Holder, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Exchangeable Debenture.

Amendment and Waiver.

Consent Required.  Any term, covenant, agreement or condition of this Exchangeable Debenture may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Holder, provided, however, that any term covenant agreement or condition which relates to the obligations of Parent pursuant to Sections 5, 6 and 7 hereof will also require the consent of Parent.

Effect of Amendment or Waiver.  Any amendment or waiver shall be binding upon each future holder of this Exchangeable Debenture and upon the Company (and Parent, as applicable), whether or not such Exchangeable Debenture shall have been marked to indicate such amendment or waiver.  No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

Replacement Exchangeable Debenture.

If this Exchangeable Debenture becomes mutilated and is surrendered to the Company or if the Holder of this Exchangeable Debenture presents evidence to the reasonable satisfaction of the Company that this Exchangeable Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Exchangeable Debenture of like tenor if the requirements of the Company for such transactions are met.  An indemnity agreement may be required that is sufficient in the reasonable judgment of the Company to protect the Company from any loss which it may suffer.  The Company may charge for its out-of-pocket expenses incurred in replacing this Exchangeable Debenture.

No Recourse Against Others.

No director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Exchangeable Debenture or for any claim based on, in respect or by reason of, such obligations or their creation.  The Holder by accepting this Exchangeable Debenture waives and releases all such liability.  This waiver and release are part of the consideration for the issue of this Exchangeable Debenture.

Notices.

All notices, requests, demands, waivers and other communications required or permitted to be given under this Exchangeable Debenture shall be in writing and shall be deemed to have been duly given if delivered personally, by mail (certified or registered mail, return receipt requested), by recognized overnight courier or by facsimile transmission (receipt of which is confirmed):

if to the Company, to:

E. A. Viner International Co.
125 Broad Street
New York, NY 10004
Fax:  (212) 943-8728
Attention:  A.G. Lowenthal

with a copy to:

Borden Ladner Gervais LLP
Scotia Plaza, Suite 4400
40 King Street West
Toronto, Ontario M5H 3Y4
CANADA
Attention:  A. Winn Oughtred, Esq.
Telephone:  (416) 367-6247
Facsimile:   (416) 361-7076
Email:  woughtred@blgcanada.com

if to the Holder, to:

[Oppenheimer Holdings Inc. Select Incentive Plan]

[Attention:                             ]
[Telephone:                           ]
[Facsimile:                             ]
[Email:                                   ]

or to such other person or address as any party shall specify by notice in writing to the other party.  All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which so hand-delivered, on the third Business Day following the date on which so mailed, on the Business Day following the date on which delivered to the overnight courier service and on the date on which faxed and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

Waiver of Stay, Usury or Extension Laws.

The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, usury or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Exchangeable Debenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law.

Governing Law; Jurisdiction.

This Exchangeable Debenture shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.  Each party irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Exchangeable Debenture.  Each party agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Supreme Court of the State of New York, New York County.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Exchangeable Debenture in (A) the Supreme Court of the State of New York, New York County, or (B) the United Sates District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each party irrevocably and unconditionally waives the right to trial by jury in any legal or equitable action, suit or proceeding arising out of or relating to this Exchangeable Debenture, the notes or any other operative agreement or any transaction contemplated hereby or thereby or the subject matter of any of the foregoing.

Successors, etc.; Entire Agreement; Assignment.

This Exchangeable Debenture shall be binding upon and shall inure to the benefit of the Holder and the Company (and Parent with respect to its rights and obligations pursuant to Sections 5, 6 and 7 hereof) and their respective successors and permitted assigns.  This Exchangeable Debenture constitutes the entire agreement between the parties, superseding all prior understandings and writings, with respect to the indebtedness represented hereby.  Any assignment or transfer this Exchangeable Debenture by the Holder shall be subject to regulatory approval, including but not limited to, the rules and regulations of NYSE.  In the event that the Holder wishes to assign or transfer this Exchangeable Debenture, the Holder shall deliver written notice of such intention to the Company specifying the name and address for notices of the transferee and the proposed date of transfer (which date shall be not fewer than ten (10) Business Days following the Holder's delivery to the Company of such notice).  In the event that the Company objects to such proposed date of transfer, the Company and the Holder shall work together in good faith to determine a mutually agreeable date of transfer, provided, however, that such date shall not be later than 30 days following the Holder's delivery to the Company of written notice of its intention to assign or transfer this Exchangeable Debenture.  On the date of transfer, the Holder shall surrender this Exchangeable Debenture to the Company for cancellation, and the Company shall issue an Exchangeable Debenture to such transferee, which Exchangeable Debenture is identical in all respects to this Exchangeable Debenture except for the name of the Holder and the name and address of the Holder specified in Section 13.  The Holder may not assign or transfer this Exchangeable Debenture except pursuant to the foregoing procedure.

Headings.

The section headings of this Exchangeable Debenture are for convenience only and shall not affect the meaning or interpretation of this Exchangeable Debenture or any provision hereof.

[Remainder of page left blank intentionally]

6/28/06

THIS DOCUMENT, INCLUDING THE EXHIBITS HERETO, CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Exchangeable Debenture to be executed by its duly authorized officer.

Dated: July [___], 2006

E.A. VINER INTERNATIONAL CO.

By:

     Name:  A.G. Lowenthal

     Title:  CEO & Chairman of the Board

IN WITNESS WHEREOF, solely with respect to the rights and obligations of Parent pursuant to Sections 5, 6 and 7 hereof, Parent has caused this Amended and Restated Exchangeable Debenture to be executed by its duly authorized officer.

Dated: July [___], 2006

OPPENHEIMER HOLDINGS INC.

By:

     Name:  A.G. Lowenthal

     Title:  CEO & Chairman of the Board

        Exhibit A

EXCHANGE NOTICE

To exchange this Exchangeable Debenture for Class A Shares of Oppenheimer Holdings Inc.

check the box: [ ]

To exchange only part of this Exchangeable Debenture, state the principal amount to be exchanged (must be $1,000 or a multiple of $1,000): $______________.

If you want the stock certificate made out in another person's name, fill in the form below:

_________________________________________________________________

(Insert assignee's soc. sec. or tax I.D. no.)

_________________________________________________________________

__________________________________________________________________

__________________________________________________________________

__________________________________________________________________

(Print or type assignee's name, address and zip code)

Your Signature:

Date:  ______________

______________________________________

(Sign exactly as your name appears on the other side of this Exchangeable Debenture)

Footnotes

1

To be updated with the amount actually purchased by the Select Incentive Plan, if less.

Endnotes

BRMFS1 926689v4

5